Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into by and between David T. Giddings (“Mr. Giddings”) and Diametrics Medical, Inc., its predecessors, successors and affiliates (“Diametrics”).

1.	Separation from Employment

a.    Officer and Employee   Mr. Giddings hereby resigns his employment as President and Chief Executive Officer of Diametrics effective May 31, 2002. Except as provided in this Agreement, all benefits and privileges of Mr. Giddings’ employment will end as of this date.

b.    Director   Mr. Giddings’ term as a member of the Diametrics Board of Directors will expire on May 22, 2002. It is understood that he will not be reelected to another term.

2.	Compensation

a.    Salary Continuation   Mr. Giddings will be paid his base salary of $29,166.66 per month through May 31, 2003.

b.    Vacation   Mr. Giddings will be paid a lump-sum gross amount on May 31, 2002 of $80,769, subject to usual payroll withholding, representing vacation pay earned or accrued by Mr. Giddings but not taken.

c.    Bonus  In lieu of all other claims to unpaid bonus entitlement, Diametrics will pay Mr. Giddings a lump-sum gross amount on May 31, 2002 of $87,500.00, subject to usual payroll withholding.

d.    Stock Options  Mr. Giddings presently holds options to purchase an aggregate of 875,000 shares of the common stock of Diametrics. Effective upon the termination of Mr. Giddings’ employment, as provided in Subsection 1a. above, options to purchase 137,500 shares will be unvested and will lapse; the balance of options to purchase 737,500 shares will remain vested and exercisable in accordance with the terms of the relevant option agreements between Diametrics and Mr. Giddings; provided, however, that the exercise period for the vested options is hereby extended to May 31, 2005.

e.    Outplacement  Mr. Giddings will be eligible to participate in the executive service outplacement program provided by Right Management Consultants at the expense of Diametrics. Alternatively, Mr. Giddings will be reimbursed for reasonable and comparable expenses incurred by Mr. Giddings through use of a third-party outplacement service selected by Mr. Giddings.

f.    Medical Insurance  Mr. Giddings will be separately notified of his rights to continuation coverage pursuant to COBRA. In the event that Mr. Giddings elects COBRA coverage, Diametrics will reimburse Mr. Giddings for payment of the cost of COBRA coverage for twelve months.

g.    Consulting Services  Mr. Giddings shall remain available to Diametrics for consultation, for such reasonable times and upon such reasonable notice as Diametrics may request, through December 31, 2002. As compensation for his availability and for his consulting services, Mr. Giddings shall receive a monthly payment of $10,000 per month for seven months, beginning June 1, 2002. In the event Diametrics enters into a new or extended agreement with Philips Medical Systems or an affiliate (“Philips”) on or before October 31, 2002, Mr. Giddings shall be paid an additional $70,000 promptly following the effective date of such an agreement.

h.    Change of Control Agreement  Notwithstanding the terms to the contrary of that certain Severance Pay Agreement (Change of Control), dated as of June 18, 1998, between Mr. Giddings and Diametrics (the “Change of Control Agreement”), Mr. Giddings shall continue to be entitled to receive the lump-sum cash amount set forth in Section 4(b) of the Change of Control Agreement, less the amount paid or due Mr. Giddings pursuant to Subsection 2a of this Agreement, upon the effective date of a Change in Control of Diametrics as defined in Section 3(i) of the Change of Control Agreement, if but only if such Change in Control occurs, or a definitive agreement reasonably expected to result in a Change in Control is executed by Diametrics, on or before March 31, 2003. For purposes of calculating the amount payable to Mr. Giddings pursuant to Section 4(b) of the Change of Control Agreement, Mr. Giddings shall be deemed to have a total annual compensation, including base salary and target bonus, of $350,000.

3.	Employer Property

Unless otherwise agreed to by Diametrics, Mr. Giddings agrees to deliver all equipment, including all computers, telephone calling cards, keys, pagers, records, manuals, books, blank forms, documents, credit cards, cell phones, fax machines, documents and files and any other property belonging to Diametrics.

Mr. Giddings agrees that he will deliver all passwords in use by Mr. Giddings at the time of his termination, a list of any documents he created or of which he is otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents.

4.	Confidential Information

Mr. Giddings affirms his commitment to maintain the confidentiality of any and all confidential information to which he has had access as a Diametrics officer and employee including, but not limited to, trade secrets, business information, including, but not limited to, any and all proprietary information pertaining to proposed technologies; current or proposed product tests; manufacturing costs; marketing plans; product or service pricing; the financial projections in any way relating to the foregoing; and financial status of Diametrics, customer information, meaning the names, addresses and other information relating to any current or proposed customer of Diametrics, and the contractual terms and conditions, including prices, that Diametrics established with any of its customers and personnel information relating to current or former Diametrics employees.

5.	Nondisparagement

Mr. Giddings agrees to refrain from making, or causing or attempting to cause any other person to make, any oral or written statements that are disparaging to or that in any way reflect negatively on the name or reputation of Diametrics, its directors, officers or employees, management, products or services or which in any way reflects negatively upon Diametrics.

Mr. Giddings understands that any breach or violation of this Agreement may result in harm to Diametrics and appropriate legal and equitable recourse will be available to Diametrics including the remedy of injunction and stopping payment of any and all benefits under this Agreement. This paragraph does not apply to any statements or disclosures made during the course of legal proceedings, or in response to a court order, subpoena or valid inquiry by a government agency.

6.	Duty of Cooperation

Mr. Giddings agrees to cooperate with Diametrics on any matters in which Mr. Giddings has been involved, where information or knowledge Mr. Giddings has will be needed.

7.	Confidentiality

Mr. Giddings agrees that the facts and terms of this Agreement will remain confidential and will not be disclosed to anyone except that Mr. Giddings may tell his spouse, legal counsel, financial or tax advisor, as required by law or any legal proceeding to enforce Mr. Giddings’ rights hereunder, or in response to a court order, subpoena or valid inquiry by a government agency. If any information concerning the terms or existence of the Agreement is revealed as permitted by this paragraph, Mr. Giddings agrees to inform the recipient that the information is confidential and that the recipient is obligated to keep it confidential.

8.	Release of Claims

In consideration of the promises and understandings contained in Subsections 2c-h of this Agreement and for other good and valuable consideration acknowledged, it is hereby understood and agreed that Mr. Giddings unconditionally and irrevocably releases and discharges Diametrics, its past and present affiliates, related companies, successors and predecessors, past and present officers and employees, shareholders, agents, servants, contractors, counsel and from each and every claim or cause of action of any kind which Mr. Giddings may have arising out of any actions, conduct, decisions, behavior or events occurring at any time through the date on which Mr. Giddings signs this Agreement, whether known or unknown, foreseen or unforeseen at the time of signing this Agreement. This Release includes, but is not limited to:

a.    All statutory claims, including, but not limited to claims for employment discrimination prohibited under the Age Discrimination in Employment Act, Title VII of the Federal Civil Rights Act of 1964, denial of overtime or other compensation under the Fair Labor Standards Act, violation of the Family Medical Leave Act, discrimination or other illegal conduct under the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Minnesota Human Rights Act, and the Civil Rights Ordinance of the City of Minneapolis, and claims for discrimination on account of age, sex, race, sexual orientation, national origin, religion, marital status or any other status protected by federal, state or local law.

b.    Mr. Giddings also understands that he is giving up all other claims, including those grounded in contract or tort theories, including but not limited to: wrongful discharge; violation of Minn. Stat. §176.82; breach of contract; tortuous interference with contractual relations; promissory estoppel; breach of any implied covenant of good faith and fair dealing; breach of express or implied promise; assault; battery; fraud; sexual harassment; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel and slander; discharge in violation of public policy; whistleblowing; retaliation; intentional or negligent infliction of emotional distress; and any other claims for unlawful employment or compensation practices, and any and all claims for attorney’s fees or any other theory, whether legal or equitable; including, but not limited to, any claims under that certain Severance Pay Agreement (Termination Without Cause), dated as of July 31, 1998, between Mr. Giddings and Diametrics and under the Change of Control Agreement.

c.    Mr. Giddings further understands that he is releasing and does hereby release any claims for damages, whether brought by Mr. Giddings or on his behalf by any other party, and specifically waives and releases any and all rights to money damages or other personal relief secured through any proceedings initiated with, through or by any agency of federal, state or local government against Diametrics or any of the above referenced released parties and persons.

9.	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Mr. Giddings and Diametrics. This Agreement shall not be assignable by either Mr. Giddings or Diametrics.

10.	Entire Agreement

No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both Mr. Giddings and a duly authorized representative of Diametrics. This Agreement constitutes the entire understanding between Mr. Giddings and Diametrics, and supersedes all prior discussions, representations, agreements, guidelines and negotiations with respect to the matters herein relating to Mr. Giddings’ employment and termination of employment with Diametrics, including, but not limited to, that certain Severance Pay Agreement (Termination Without Cause), dated as of July 31, 1998, between Mr. Giddings and Diametrics and the Change of Control Agreement.

11.	No Admission of Liability

Mr. Giddings agrees that neither this Agreement, nor any portion of it, constitutes an admission by Diametrics of any wrongdoing or violation of any federal, state or local statute or ordinance or principle of common law.

12.	Consultation with Counsel and Rescission Rights

Mr. Giddings has a full 21 day opportunity to reflect on and consider whether he wishes to enter into this agreement and release by signing it. Once this Agreement is signed, Mr. Giddings may rescind (that is, cancel) this Agreement at any time within 15 calendar days. To be effective, any rescission within the relevant time period must be in writing and delivered to Diametrics Medical, Inc. in care of the Chief Financial Officer either by hand or by mail, within the 15-day period. If sent by mail, the rescission must be (1) postmarked within the 15-day period; (2) properly addressed to the Chief Financial Officer, Diametrics Medical, Inc., 2658 Patton Rd, Roseville, MN 55113-1136; and (3) sent by certified mail, return receipt requested. If this Agreement is rescinded, it becomes null and void and neither Mr. Giddings nor Diametrics will have any rights or obligations under it.

Mr. Giddings acknowledges his receipt, agreement and acceptance of the terms of this Agreement by reading and signing the statement below.

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Before signing my name to this document, I acknowledge that I have carefully read and fully understand all of the provisions of the Agreement and Release, that I have had a full 21 day opportunity to consider its terms and have them explained to me, that I fully understand that by signing this Agreement and Release that I am giving up all rights to pursue any further claims against Diametrics, its predecessor, successors and affiliates, officers and employees and others. I further acknowledge that I have been informed by Diametrics that I may and am encouraged to consult an attorney prior to executing this Agreement and Release. I accept the terms of this Agreement and Release of my own free will, knowingly and voluntarily.

4/17/02	/s/ DAVID T. GIDDINGS
Date	David T. Giddings

Diametrics Medical, Inc.

4/17/02	By	/s/ LAURENCE L. BETTERLEY
Date		Its CFO